Exhibit 23.3

June 29, 2011


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


U.S. Securities and Exchange Commission
Washington, DC 20549


Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of General Cleaning and Maintenance. on Form S-1 of our audit report, dated March 17, 2011 relating to the accompanying balance sheet as of September 30, 2010 and the related statements of operations, stockholders' deficit, and cash flows from inception (April 26, 2010) through September 30, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.


De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
-----------------------------------
Henderson, NV
June 29, 2011



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